Spark Networks(R) Reports Fourth Quarter and Full Year 2012 Financial Results

BEVERLY HILLS, CA -- (Marketwire - March 07, 2013) - Spark Networks, Inc. (NYSE MKT: LOV)

  Company-wide 2012 revenue increased 27% to $61.7 million
  Christian Networks 2012 revenue increased 101% to $31.6 million
  Q4 company-wide average paying subscribers(1) grew 31% to 279,000
  Q4 Christian Networks average paying subscribers grew 80% to 168,000

Spark Networks, Inc. (NYSE MKT: LOV), a leader in creating niche-focused brands that build and strengthen the communities they serve, today reported financial results for the fourth quarter and full year ended December 31, 2012.

Financial Highlights

                                             Q4 2012        Full Year 2012
                                        ----------------   ----------------
Revenue                                 $   16.3 Million   $   61.7 Million
Contribution Margin                                   23%                26%
Net Loss                                $ (10.5) Million   $ (15.0) Million
Net Loss Per Share                      $          (0.51)  $          (0.72)

Management Commentary

"I am proud of our 2012 performance, which was punctuated by a fourth quarter that marked our best of the year," said Greg Liberman, Spark Networks' President and Chief Executive Officer. "Revenue increased 27%, fueled by a 32% increase in average paying subscribers. That growth was driven by our category-leading Christian Networks segment, where we doubled both revenue and average paying subscribers. We also strengthened our leadership position in the Jewish Networks segment, anchored by the iconic JDate brand, where we exited 2012 with two consecutive quarters of sequential subscriber growth and our first sequential revenue increase since the fourth quarter of 2010. And, importantly, we did so while maintaining the segment's consistent, nearly 90%, contribution margin."

"Looking ahead, we will continue to focus on strengthening our brands and leadership positions in both the Christian and Jewish Networks segments. And, as pleased as we are with our accomplishments in 2011 and 2012, we are even more excited about the opportunities that lie ahead."

Financial Results

Revenue in the fourth quarter of 2012 was $16.3 million, an increase of 27% compared to the year ago period, and an increase of 3% compared to the prior quarter. Full year 2012 revenue was $61.7 million, also a 27% increase compared to 2011. The Christian Networks segment was the primary driver of that growth.

Contribution(2) in the fourth quarter of 2012 was $3.7 million, a decrease of 29% compared to the year ago period, and a decrease of 5% compared to the prior quarter. Full year 2012 contribution was $16.1 million, a 29% decrease compared to 2011. Our increased marketing investment in the Christian Networks segment was responsible for the declines in contribution.

Total cost and expenses in the fourth quarter of 2012 were $18.9 million, an increase of 40% compared to the year ago period, and an increase of 2% compared to the prior quarter. Full year 2012 total cost and expenses were $70.9 million, a 43% increase compared to 2011. Our increased marketing investment in the Christian Networks segment drove the majority of growth in total cost and expenses.

Net loss in the fourth quarter of 2012 was $10.5 million, or $0.51 per share, compared to a net loss of $1.1 million, or $0.05 per share, in the year ago period, and a net loss of $1.7 million, or $0.08 per share, in the prior quarter. Full year 2012 net loss was $15.0 million, or $0.72 per share, compared to a net loss of $1.6 million, or $0.08 per share, in 2011. In the fourth quarter of 2012, the Company recorded an $8.9 million valuation allowance against its deferred tax assets in accordance with guidance described under ASC-740.

Adjusted EBITDA(3) in the fourth quarter of 2012 was a loss of $2.0 million, compared to a profit of $1.0 million in the year ago period and a loss of $2.0 million in the prior quarter. Full year 2012 Adjusted EBITDA was a loss of $6.7 million, compared to a profit of $2.6 million in 2011.

Total average paying subscribers in the fourth quarter of 2012 were 279,260, an increase of 31% compared to the year ago period and an increase of 5% compared to the prior quarter. Full year 2012 average paying subscribers were 259,244, a 32% increase compared to 2011. The growth in our Christian Networks average paying subscribers drove the total Company average paying subscriber increases.

Balance Sheet, Cash, Debt
As of December 31, 2012, the Company had cash and cash equivalents of $10.5 million, a decrease of 31% from $15.1 million at December 31, 2011. As of December 31, 2012, the Company had no outstanding debt.

Segment Reporting(4) During the first quarter of 2012, the Company changed its financial reporting to include data on two newly-defined operating segments, leaving two of the previous operating segments intact. The two new segments are Christian Networks and Other Networks. Christian Networks consists of ChristianMingle.com, ChristianMingle.co.uk, ChristianMingle.com.au, Believe.com, ChristianCards.net, ChristianDating.com, DailyBibleVerse.com, and Faith.com. Other Networks consists of Spark.com and related other general market Web sites, as well as other properties, which are primarily composed of sites targeted towards various religious, ethnic, geographic and special interest groups. The composition of our Jewish Networks and Offline and Other Businesses segments remain unchanged.

                            SPARK NETWORKS, INC.
                 QUARTERLY SEGMENT RESULTS FROM OPERATIONS
                (in thousands except subscriber information)

                                                                     Q4 '12
                                                                      vs.
                   Q4 2011   Q1 2012   Q2 2012   Q3 2012   Q4 2012   Q4 '11
                  --------  --------  --------  --------  --------  -------

Net Revenue
Jewish Networks   $  6,700  $  6,580  $  6,452  $  6,385  $  6,617     -1.2%
Christian
 Networks            4,952     6,853     7,505     8,495     8,721     76.1%
Other Networks       1,104     1,031       995       903       836    -24.3%
Offline & Other
 Businesses            105        91        94        88        97     -7.6%
                  --------  --------  --------  --------  --------  -------
  Total Net
   Revenue        $ 12,861  $ 14,555  $ 15,046  $ 15,871  $ 16,271     26.5%

Direct Marketing
 Expenses
Jewish Networks   $    929  $    801  $    647  $    829  $    834    -10.2%
Christian
 Networks            6,303     9,795     9,205    10,920    11,480     82.1%
Other Networks         354       312       251       213       201    -43.2%
Offline & Other
 Businesses             49        30        37        29        69     40.8%
                  --------  --------  --------  --------  --------  -------
  Total Direct
   Mktg. Expenses $  7,635  $ 10,938  $ 10,140  $ 11,991  $ 12,584     64.8%

Contribution
Jewish Networks   $  5,771  $  5,779  $  5,805  $  5,556  $  5,783      0.2%
Christian
 Networks           (1,351)   (2,942)   (1,700)   (2,425)   (2,759)  -104.2%
Other Networks         750       719       744       690       635    -15.3%
Offline & Other
 Businesses             56        61        57        59        28    -50.0%
                  --------  --------  --------  --------  --------  -------
  Total
   Contribution   $  5,226  $  3,617  $  4,906  $  3,880  $  3,687    -29.4%

Average Paying
 Subscribers
Jewish Networks     87,101    86,433    84,348    84,650    85,736     -1.6%
Christian
 Networks           93,357   124,158   137,768   154,747   168,394     80.4%
Other Networks      31,940    30,115    28,818    26,678    25,130    -21.3%
                  --------  --------  --------  --------  --------  -------
  Total Avg.
   Paying
   Subscribers(5)  212,398   240,706   250,934   266,075   279,260     31.5%

ARPU
Jewish Networks   $  25.12  $  24.99  $  24.77  $  24.61  $  24.93     -0.8%
Christian
 Networks            16.44     17.35     17.13     17.26     16.43     -0.1%
Other Networks       10.74     10.77     10.36     10.61     10.36     -3.6%
                  --------  --------  --------  --------  --------  -------
  Total ARPU(6)   $  19.14  $  19.27  $  18.92  $  18.93  $  18.49     -3.4%

                            SPARK NETWORKS, INC.
                   ANNUAL SEGMENT RESULTS FROM OPERATIONS
                (in thousands except subscriber information)

                                  12 Mos. 2011   12 Mos. 2012  2012 v. 2011
                                 -------------  -------------  ------------

Net Revenue
Jewish Networks                  $      27,054  $      26,034          -3.8%
Christian Networks                      15,742         31,574         100.6%
Other Networks                           4,925          3,765         -23.6%
Offline & Other Businesses                 772            370         -52.1%
                                 -------------  -------------  ------------
  Total Net Revenue              $      48,493  $      61,743          27.3%

Direct Marketing Expenses
Jewish Networks                  $       3,389  $       3,111          -8.2%
Christian Networks                      19,356         41,400         113.9%
Other Networks                           2,467            977         -60.4%
Offline & Other Businesses                 512            165         -67.8%
                                 -------------  -------------  ------------
  Total Direct Mktg. Expenses    $      25,724  $      45,653          77.5%

Contribution
Jewish Networks                  $      23,665  $      22,923          -3.1%
Christian Networks                      (3,614)        (9,826)       -171.9%
Other Networks                           2,458          2,788          13.4%
Offline & Other Businesses                 260            205         -21.2%
                                 -------------  -------------  ------------
  Total Contribution             $      22,769  $      16,090         -29.3%

Average Paying Subscribers
Jewish Networks                         89,429         85,292          -4.6%
Christian Networks                      71,311        146,267         105.1%
Other Networks                          35,595         27,685         -22.2%
                                 -------------  -------------  ------------
  Total Avg. Paying Subscribers        196,335        259,244          32.0%

ARPU
Jewish Networks                  $       24.72  $       24.83           0.4%
Christian Networks                       17.38          17.01          -2.1%
Other Networks                           10.96          10.53          -3.9%
                                 -------------  -------------  ------------
  Total ARPU                     $       19.89  $       19.01          -4.4%

Investor Conference Call
The Company will discuss its financial results during a live teleconference today at 1:30 p.m. Pacific time.

Toll-Free (United States): 1-877-407-0789
International: 1-201-689-8562

In addition, the Company will host a webcast of the call which will be accessible in the Investor Relations section of the Company's website at www.spark.net or by clicking http://investor.spark.net.

A replay will begin approximately three hours after completion of the call and run until March 21, 2013.

Replay
Toll-Free (United States): 1-877-870-5176
International: 1-858-384-5517
Passcode: 409224

Safe Harbor Statement:
This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands and our dependence upon the telecommunications infrastructure and our networking hardware and software infrastructure; and obtain financing on acceptable terms. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

About Spark Networks, Inc.:
The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

(1) "Average paying subscribers" are defined as individuals who have paid a monthly fee for access to communication and Web site features beyond those provided to our members. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period.

(2) "Contribution" is defined as revenue, net of credits and credit card chargebacks, less direct marketing. "Contribution Margin" is defined as Contribution divided by revenue, net of credits and credit card chargebacks.

(3) The Company reports Adjusted EBITDA as a supplemental measure to generally accepted accounting principles ("GAAP"). This measure is one of the primary metrics by which we evaluate the performance of our businesses, budget, forecast and compensate management. We believe this measure provides management and investors with a consistent view, period to period, of the core earnings generated from on-going operations and excludes the impact of: (i) non-cash items such as stock-based compensation, asset impairments, non-cash currency translation adjustments related to an inter-company loan and (ii) one- time items that have not occurred in the past two years and are not expected to recur in the next two years, such as the Scheme of Arrangement. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, impairment of long-lived assets, non-cash currency translation adjustments for inter-company loans and the income (loss) recognized from non-cash assets received in connection with a legal judgment.

(4) In accordance with Segment Reporting guidance, the Company's financial reporting includes detailed data on four separate operating segments. The Jewish Networks segment consists of the Company's JDate.com, JDate.co.il, JDate.fr, JDate.co.uk and Cupid.co.il Web sites and their respective co-branded Web sites. The Christian Networks segment consists of the Company's ChristianMingle.com, ChristianMingle.co.uk, ChristianMingle.com.au, Believe.com, ChristianCards.net, ChristianDating.com, DailyBibleVerse.com and Faith.com Web sites. The Other Networks segment consists of Spark.com and related other general market Web sites as well as other properties which are primarily composed of sites targeted towards various religious, ethnic, geographic and special interest groups. The Offline & Other Businesses segment consists of revenue generated from offline activities and HurryDate events and subscriptions.

(5) Total Average Paying Subscribers excludes results from the Company's HurryDate business due to its relative size.

(6) ARPU is defined as average revenue per user. Total ARPU excludes results from the Company's HurryDate business due to its relative size.

(Consolidated financial statements to follow)

                            SPARK NETWORKS, INC.
                        CONSOLIDATED BALANCE SHEETS
                     (in thousands, except share data)

                                                 December 31,  December 31,
                                                 ------------  ------------
                                                     2011          2012
                                                 ------------  ------------
Assets
Current assets:
  Cash and cash equivalents                      $     15,106  $     10,458
  Restricted cash                                         958         1,232
  Accounts receivable                                   1,146         1,510
  Deferred tax asset - current                             44             8
  Prepaid expenses and other                            1,164           861
                                                 ------------  ------------
    Total current assets                               18,418        14,069
Property and equipment, net                             2,839         3,133
Goodwill                                                8,683         8,861
Intangible assets, net                                  1,900         2,143
Deferred tax asset - non-current                        5,641             5
Deposits and other assets                                 455           153
                                                 ------------  ------------
    Total assets                                 $     37,936  $     28,364
                                                 ============  ============

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                               $        952  $      1,093
  Accrued liabilities                                   4,046         5,339
  Deferred revenue                                      5,723         8,128
  Deferred tax liability - current                        203           257
                                                 ------------  ------------
    Total current liabilities                          10,924        14,817
Deferred tax liability                                  1,219         1,413
Other liabilities non-current                           1,141           588
                                                 ------------  ------------
    Total liabilities                                  13,284        16,818
Commitments and contingencies
Stockholders' equity:
Authorized capital stock consists of 100,000,000
 shares of Common Stock, $0.001 par value;
 issued and outstanding: 20,945,364 shares at
 December 31, 2012 and 20,594,670 shares at
 December 31, 2011:                                        21            21
    Additional paid-in-capital                         53,014        54,857
    Accumulated other comprehensive income                672           712
    Accumulated deficit                               (29,055)      (44,044)
                                                 ------------  ------------
    Total stockholders' equity                         24,652        11,546
                                                 ------------  ------------
      Total liabilities and stockholders' equity $     37,936  $     28,364
                                                 ============  ============

                            SPARK NETWORKS, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
              (unaudited, in thousands, except per share data)

                       Three Months Ended
                          December 31,          Years Ended December 31,
                      --------------------  -------------------------------
                         2011       2012       2010       2011       2012
                      ---------  ---------  ---------  ---------  ---------

Revenue               $  12,861  $  16,271  $  40,851  $  48,493  $  61,743

Cost and expenses:
  Cost of revenue
   (exclusive of
   depreciation shown
   separately below)      8,420     13,491     13,749     28,955     49,216
  Sales and marketing     1,062      1,015      3,496      3,722      3,991
  Customer service          539        647      1,601      1,980      2,534
  Technical
   operations               281        296      1,232      1,367      1,363
  Development               643        797      3,092      2,710      3,346
  General and
   administrative         1,071      2,237      9,782      8,068      8,787
  Depreciation              343        431        962      1,320      1,673
  Amortization of
   intangible assets         89          -        421        370         13
  Impairment of long-
   lived assets and
   other assets           1,100          -        308      1,145          -
                      ---------  ---------  ---------  ---------  ---------
Total cost and
 expenses                13,548     18,914     34,643     49,637     70,923

Operating (loss)
 income                    (687)    (2,643)     6,208     (1,144)    (9,180)
Interest (income)
 expense and other,
 net                        144       (188)       (54)       162       (238)
                      ---------  ---------  ---------  ---------  ---------
(Loss) income before
 income taxes              (831)    (2,455)     6,262     (1,306)    (8,942)
Provision (benefit)
 for income taxes           277      8,083      2,558        305      6,047
                      ---------  ---------  ---------  ---------  ---------
Net (loss) income     $  (1,108) $ (10,538) $   3,704  $  (1,611) $ (14,989)
                      =========  =========  =========  =========  =========

Net (loss) income per
 share--basic and
 diluted              $   (0.05) $   (0.51) $    0.18  $   (0.08) $   (0.72)
                      =========  =========  =========  =========  =========
Weighted average
 shares outstanding -
 basic                   20,595     20,816     20,586     20,591     20,781
Weighted average
 shares outstanding
 -diluted                20,595     20,816     20,590     20,591     20,781

Stock-based compensation:
(in thousands)

                            Three Months Ended
                               December 31,       Year Ended December 31,
                           ------------------- -----------------------------
                              2011      2012      2010      2011      2012
                           --------- --------- --------- --------- ---------
Cost of revenue            $       2 $       2 $      11 $       8 $       8
Sales and marketing               15        21       233        80        76
Customer service                   -         1         1         -         2
Technical operations              31        29       167       119       118
Development                       10        11        54        42        42
General and administrative       125       150     1,044       657       567

Reconciliation of Net
   Loss (Income) to
   Adjusted EBITDA:    Three Months Ended             Years Ended
    (in thousands)        December 31,                December 31,
                      --------------------  -------------------------------
                         2011       2012       2010       2011       2012
                      ---------  ---------  ---------  ---------  ---------

Net (loss) income     $  (1,108) $ (10,538) $   3,704  $  (1,611) $ (14,989)
Interest                     13         16        207        102         59
Taxes                       277      8,083      2,558        305      6,047
Depreciation                343        431        962      1,320      1,673
Amortization                 89          -        421        370         13
                      ---------  ---------  ---------  ---------  ---------
EBITDA                     (386)    (2,008)     7,852        486     (7,197)
Stock-based
 compensation               183        214      1,510        906        813
Impairment of long-
 lived assets and
 other assets             1,100          -        308      1,145          -
Non-cash currency
 translation
 adjustments                132       (201)      (269)       337       (124)
Non-repetitive
 property possession          -          -          -       (247)      (151)
                      ---------  ---------  ---------  ---------  ---------
Adjusted EBITDA       $   1,029  $  (1,995) $   9,401  $   2,627  $  (6,659)
                      =========  =========  =========  =========  =========

For More Information
Investors:
Addo Communications
Laura Foster, Kimberly Esterkin
lauraf@addocommunications.com; kimberlye@addocommunications.com
310-829-5400